Exhibit 10.9

March 12, 2007

Mr. David L. Hatfield
President and CEO
MainStreet Financial Corporation
629 W. State Street
Hastings, Michigan 49058

Re:   Loan Facility from Independent Bank South Michigan (the "Bank")

Dear Mr. Hatfield:

This letter (the "Letter Agreement") pertains to the credit facility outstanding from the Bank to MainStreet Financial Corporation (the "Borrower") pursuant to a certain Business Loan Agreement, Promissory Note, Pledge Agreement and Irrevocable Proxy, and other related documents and agreements dated June 30, 2005 by and between the parties (collectively, the "Loan Documents"), which facility involves a line of credit in the original principal amount of $2,000,000 (the "Loan").

Consent to Change in Ownership

By execution of this Letter Agreement, the Borrower represents and warrants to the Bank that (1) the Borrower sold 355,352 shares of its common stock, representing approximately 47% of the issued and outstanding capital stock of the Borrower, pursuant to the Registration Statement on Form SB-2 filed by the Borrower with the Securities and Exchange Commission on September 22, 2006, as subsequently amended, and (2) MainStreet Financial Corporation, MHC owns, as of the date of this Letter Agreement, 400,716 shares of common stock of the Borrower, representing approximately 53% of the issued and outstanding capital stock of the Borrower.

The Bank hereby waives its right to enforce any remedy or remedies existing under the Loan Documents with respect to the sale of shares referenced in the preceding paragraph. This waiver shall not constitute a waiver of any future default under the Loan Documents.

Conditional Waiver of Failure to Meet Financial Covenant

The Bank and the Borrower acknowledge the Loan Documents require the Borrower to achieve a consolidated return on assets (ROA) of greater than 0.00%, measured quarterly in accordance with generally accepted accounting principles and regulatory requirements. The Borrower has advised the Bank that the Borrower failed to achieve a consolidated ROA greater than 0.00% during any quarter of 2006 and is not likely to achieve such required ROA for any quarter in 2007 (the "Default").

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MainStreet Financial Corporation
March 12, 2007

The foregoing enumeration of defaults is without prejudice to the rights of the Bank to identify further defaults and events of default, whether now existing or hereafter arising, as and when said defaults become known to the Bank.

As a result of the Default, the Loan is due and payable in full and the Bank is entitled to exercise the remedies available to it under the Loan Documents and applicable law.

The Bank hereby agrees to refrain and forbear from taking any action to enforce its remedies with respect to the Default upon the following conditions:

(a)	The Borrower must remain, in all respects and at all times, in full compliance with this Letter Agreement;
(b)	Except for the Default, the Borrower must remain, in all respects and at all times, in full compliance with each of the Loan Documents, including (without limitation) the obligation to make all periodic payments on the Loan as and when due; and

(c)	The MainStreet Financial Corporation Employee Stock Ownership Trust (the "ESOT") must remain, in all respects and at all times, in full compliance with each of the Loan and Pledge Agreement, Promissory Note, and other related documents and agreements dated December 22, 2006, by and between the Bank and the ESOT (collectively, the "ESOT Loan Documents").

If any of the above conditions are not met at any time and for any reason, this Letter Agreement and the Bank's forbearance hereunder shall automatically terminate, without notice to Borrower and without prejudice to any rights of the Bank. Without limiting the generality of the foregoing, in such event, the Bank shall be entitled to claim and collect damages from the Borrower with respect to all periods in which any default or event of default existed pursuant to any of the Loan Documents, including at all times from and after the date of this Letter Agreement and including with respect to the Default.

Notwithstanding the foregoing or anything to the contrary in this Letter Agreement, this Letter Agreement and the Bank's forbearance hereunder shall expire automatically and without notice upon the earlier of: (i) December 31, 2007; (ii) the occurrence of any default or event of default under any of the Loan Documents, other than the Default listed above; or (iii) the occurrence of any default or event of default under any of the ESOT Loan Documents, including (without limitation) any default by the Borrower under its Guaranty of the Bank's loan to the ESOT. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be construed so as to imply any commitment by the Bank to forbear in any respect regarding any of the Loan Documents at any time on or after December 31, 2007.

The Bank's agreement to forbear hereunder shall be effective only upon the acceptance and execution of this Letter Agreement on the part of the Borrower, which must occur by 5:00 p.m. (EDT) on Friday, March 16, 2007, or this Letter Agreement will be null and void and of no

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MainStreet Financial Corporation
March 12, 2007

force or effect. The Borrower's execution of this Letter Agreement shall constitute the Borrower's acknowledgement of the Default and the Bank's rights and remedies resulting therefrom, and shall further constitute the Borrower's acceptance of and agreement to all of the terms and provisions of this Letter Agreement.

In consideration of the Bank's agreements set forth in this Letter Agreement, the Borrower hereby: (a) releases, quits and forever discharges the Bank and its affiliates, officers, directors, agents (including, without limitation, its legal representatives), successors and assigns (collectively, the "Bank Affiliates") of and from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind and nature, known and unknown, which the Borrower now has, claims or asserts, or might or could hereafter have, claim or assert, against the Bank or any of the Bank Affiliates, arising or alleged to arise from any act, omission or neglect of the Bank or any Bank Affiliate up to and including the date of this Letter Agreement, with respect to the Loan, the Loan Documents or any transaction related thereto; and (b) waives any and all defenses, setoffs or counterclaims, of whatever kind and nature, known and unknown, under or with respect to the Loan, the Loan Documents or any transaction related thereto and based upon any act, omission or neglect of the Bank or any Bank affiliate up to and including the date of this Letter Agreement. The Borrower acknowedges that this paragraph, together with all other provisions of this Letter Agreement, is freely and voluntarily made, without any duress or coercion and after careful review, with the assistance of legal counsel, of all of the terms and provisions hereof, and further acknowledges and agrees that the release and waiver stated in this paragraph shall have been fully earned upon the Bank's execution of this Letter Agreement, shall not be subject to rescission or nullification at any time hereafter due to the occurrence or nonoccurrence of any subsequent event, and (notwithstanding anything in this Letter Agreement to the contrary) shall survive the termination of this Letter Agreement and the termination of the Bank's forbearance hereunder.

INDEPENDENT BANK SOUTH MICHIGAN By: /s/ C. Bartholic Name: Cheryl Bartholic Its: Senior Vice President

AGREED AND ACCEPTED:

MAINSTREET FINANCIAL CORPORATION

By:  /s/ David L. Hatfield
Neme:  David L. Hatfield
Its:  President